Exhibit 4.6

FORM OF NON-COMPETITION AGREEMENT

NON-COMPETITION AND NON-SOLICITATION AGREEMENT

This Non-Competition and Non-Solicitation Agreement (this “Agreement”) is entered into as of January 24, 2025 by and by and among (i) Gamehaus Holdings Inc., an exempted company incorporated with limited liability in the Cayman Islands (“Pubco”), (ii) G-Star Management Corporation, in the capacity under the Business Combination Agreement (as defined below) as the Purchaser Representative (including any successor Purchaser Representative appointed in accordance therewith, the “Purchaser Representative”), (iii) Gamehaus, Inc., an exempted company incorporated with limited liability in the Cayman Islands (“Gamehaus”), (iv) Golden Star Acquisition Corporation, an exempted company incorporated with limited liability in the Cayman Islands (“Purchaser”), and (v) the undersigned (the “Executive”), and will be effective as of the Effective Time (as defined in the Business Combination Agreement (as defined below)). References to the “Company” in this Agreement shall refer to Pubco after giving effect to the consummation of the Business Combination (as defined below) and each of Pubco’s direct and indirect Subsidiaries (including Gamehaus) and any of their respective successors-in-interest. Any capitalized term used but not defined in this Agreement will have the meaning ascribed to such term in the Business Combination Agreement (as defined below).

WHEREAS, on September 16, 2023, the Purchaser Representative, Gamehaus, Purchaser, Gamehaus 1 Inc., an exempted company incorporated with limited liability in the Cayman Islands and a wholly-owned subsidiary of Pubco (the “First Merger Sub”), Gamehaus 2 Inc., an exempted company incorporated with limited liability in the Cayman Islands and a wholly-owned subsidiary of Pubco (the “Second Merger Sub”), and Pubco entered into that certain Business Combination Agreement (as amended from time to time in accordance with the terms thereof, the “Business Combination Agreement”), pursuant to which, subject to the terms and conditions thereof, among other matters, (a) the First Merger Sub will merge with and into Gamehaus, with Gamehaus continuing as the surviving corporation (the “First Merger”), and as a result of which, (i) Gamehaus will become a wholly-owned subsidiary of Pubco, and (ii) each issued and outstanding security of Gamehaus immediately prior to the effective time of the First Merger will no longer be outstanding and will automatically be cancelled, in exchange for the right of the holder thereof to receive certain securities of Pubco, and (b) the Second Merger Sub will merge with and into Purchaser, with Purchaser continuing as the surviving entity (the “Second Merger” and together with the First Merger, the “Mergers”), and as a result of which, (i) Purchaser will become a wholly-owned subsidiary of Pubco, and (ii) each issued and outstanding security of Purchaser immediately prior to the Effective Time will no longer be outstanding and will automatically be cancelled, in exchange for the right of the holder thereof to receive a substantially equivalent security of Pubco, all upon the terms and subject to the conditions set forth in the Business Combination Agreement and in accordance with the provisions of applicable Law;

WHEREAS, the Executive acknowledges and agrees that (i) this Agreement is being entered into as part of the transaction contemplated by the Business Combination Agreement (the “Transactions”),, (ii) the covenants and agreements set forth in this Agreement are a material inducement to, and a condition precedent of, Purchaser’s willingness to enter into the Business Combination Agreement and consummate the Transactions described therein, (iii) the Executive shall receive substantial direct and indirect benefits from the consummation of the Transactions (including the Executive’s portion of the consideration received in connection with the Mergers) (the “Closing”), if any, and (iv) Purchaser and its Affiliates would not obtain the benefit of the bargain set forth in the Business Combination Agreement as specifically negotiated by the parties thereto if the Executive breached the provisions of this Agreement.

WHEREAS, the Company and/or Gamehaus desires to employ or continue the employment of the Executive and the Executive desires to be employed by the Company and/or Gamehaus, effective as of the Closing.

WHEREAS, it is a condition to the completion of the Transactions that the Executive enter into this Agreement on the terms provided herein.

NOW THEREFORE, in consideration of the mutual promises and covenants contained herein, and for other good and valuable consideration, the parties hereby agree as follows.

1. Confidential Information.

(a) Definition of Confidential Information. For purposes of this Agreement, “Confidential Information” includes, but is not limited to, all information not generally known to the public, in spoken, printed, electronic or any other form or medium, relating directly or indirectly to: business processes, practices, methods, policies, plans, publications, documents, research, operations, services, strategies, techniques, agreements, contracts, terms of agreements, transactions, potential transactions, negotiations, pending negotiations, know-how, trade secrets, computer programs, computer software, applications, operating systems, software design, web design, work-in-process, databases, device configurations, embedded data, compilations, metadata, technologies, manuals, records, articles, systems, material, sources of material, supplier information, vendor information, financial information, results, accounting information, accounting records, legal information, marketing information, advertising information, pricing information, credit information, design information, payroll information, staffing information, personnel information, employee lists, supplier lists, vendor lists, developments, reports, internal controls, security procedures, graphics, drawings, sketches, market studies, sales information, revenue, costs, formulae, notes, communications, algorithms, product plans, designs, styles, models, ideas, audiovisual programs, inventions, unpublished patent applications, original works of authorship, discoveries, experimental processes, experimental results, specifications, customer information, customer lists, client information, client lists, manufacturing information, factory lists, distributor lists, and buyer lists of the Company or its businesses or any existing or prospective customer, supplier, investor or other associated third party, or of any other person or entity that has entrusted information to the Company in confidence.

The Executive understands that the above list is not exhaustive, and that Confidential Information also includes other information that is marked or otherwise identified as confidential or proprietary, or that would otherwise appear to a reasonable person to be confidential or proprietary in the context and circumstances in which the information is known or used. The Executive understands and agrees that Confidential Information includes information developed by the Executive in the course of employment by the Company as if the Company furnished the same Confidential Information to the Executive in the first instance. Confidential Information shall not include information that (i) is generally available to and known by the public at the time of disclosure to the Executive; provided that, such disclosure is through no direct or indirect fault of the Executive or person(s) acting on the Executive’s behalf, or (ii) was lawfully available to the Executive on a non-confidential basis from a source other than the Company prior to disclosure to the Executive by the Company.

(b) Company Creation and Use of Confidential Information. The Executive understands and acknowledges that the Company (including its Affiliates) has invested, and continues to invest, substantial time, money, and specialized knowledge into developing its resources, creating a customer base, generating customer and potential customer lists, training its employees, and improving its offerings in the field of use of the “Company Business” (as defined below). The Executive understands and acknowledges that as a result of these efforts, the Company has created, and continues to use and create Confidential Information. This Confidential Information provides the Company with a competitive advantage over others in the marketplace. As used in this Agreement, the “Company Business” means the business engaged in the design, development, manufacture, importation, marketing, publication, promotion, distribution, offering for sale, sale, licensing and other commercialization of any and all products and services currently under development or in production, including the screening, testing, development, marketing and publication of mobile games, the provision of data driven commercialization support and optimized game distribution solutions, and the cooperation with mobile game developers.

(c) Disclosure and Use Restrictions. The Executive agrees and covenants, and agrees to cause his or her Representatives: (i) to treat all Confidential Information as strictly confidential; (ii) not to directly or indirectly disclose, publish, communicate, or make available Confidential Information, or allow it to be disclosed, published, communicated, or made available, in whole or part, to any entity or person whatsoever (including other employees of the Company or its Affiliates) not having a need to know and authority to know and use the Confidential Information in connection with the business of the Company and its Affiliates, and, in any event, not to anyone outside of the direct employ of the Company and its Affiliates, except as required in the performance of the Executive’s authorized employment duties to the Company and its Affiliates or with the prior consent of the Company’s chief executive officer (the “Chief Executive Officer”), or in the case of such Executive is the Chief Executive Officer, the Company’s general counsel the “General Counsel”), acting on behalf of the Company and its Affiliates in each instance (and then, such disclosure shall be made only within the limits and to the extent of such duties or consent); and (iii) not to access or use any Confidential Information, and not to copy any documents, records, files, media, or other resources containing any Confidential Information, or remove any such documents, records, files, media, or other resources from the premises or control of the Company and its Affiliates, except as required in the performance of the Executive’s authorized employment duties to the Company acting on behalf of the Company and its Affiliates in each instance (and then, such disclosure shall be made only within the limits and to the extent of such duties or consent).

(d) Permitted Disclosures. Nothing herein shall be construed to prevent disclosure of Confidential Information as may be required by applicable Laws or regulation, or pursuant to the valid order of a court of competent jurisdiction or an authorized government agency, provided that the disclosure does not exceed the extent of disclosure required by such Law, regulation, or order. The Executive shall promptly provide written notice of any such order to Chief Executive Officer or in the case of the Chief Executive Officer, the General Counsel. Further, the Executive understands that nothing contained in this Agreement limits his or her ability from reporting possible violations of federal law or regulation to any federal, state, local or foreign (including but not limited to the People’s Republic of China) governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, or any other agency or quasi-governmental agency of any federal, state, local or foreign government (“Government Agencies”), or making other disclosures that are protected under the whistleblower provisions of federal law or regulation. The Executive further understands that this Agreement does not limit the Executive’s ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. This Agreement does not limit the Executive’s right to receive an award for information provided to any Government Agencies.

(e) Notice of Immunity Under the Economic Espionage Act of 1996, as amended by the Defend Trade Secrets Act of 2016 (“DTSA”). Notwithstanding any other provision of this Agreement:

(i) The Executive will not be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that: (A) is made (1) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (2) solely for the purpose of reporting or investigating a suspected violation of law; or is made in a complaint or other document filed under seal in a lawsuit or other proceeding.

(ii) If the Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, the Executive may disclose the Company’s trade secrets to the Executive’s attorney and use the trade secret information in the court proceeding if the Executive files any document containing trade secrets under seal and does not disclose trade secrets, except pursuant to court order.

(f) Term. The Executive understands and acknowledges that his or her obligations under this Agreement with regard to any particular Confidential Information shall commence immediately upon the Executive first having access to, or being made available of, such Confidential Information (whether before or after the Executive begins employment by the Company) and shall continue during and after her employment by the Company until such time as such Confidential Information has become public knowledge other than as a result of the Executive’s breach of this Agreement or breach by those acting in concert with the Executive or on the Executive’s behalf.

2. Restrictive Covenants.

2.1 Acknowledgement. The Executive understands that the nature of the Executive’s position gives the Executive access to and knowledge of Confidential Information and places the Executive in a position of trust and confidence with the Company and its Affiliates. The Executive further understands and acknowledges that the Company’s and its Affiliates’ ability to reserve these for the exclusive knowledge and use of the Company and its Affiliates is of great competitive importance and commercial value to the Company and its Affiliates, and that improper use or disclosure by the Executive is likely to result in unfair or unlawful competitive activity.

2.2 Non-Competition.

(a) Because of the Company and its Affiliates legitimate business interest as described herein and the good and valuable consideration offered to the Executive, during the Restricted Period (as defined below), the Executive agrees and covenants he or she shall not, and shall cause each of his or her controlled Affiliates not to, directly or indirectly, own any interest in, control, manage, operate, participate in, develop products for, advise or consult with or render services for (as a director, officer, employee, agent, broker, partner, consultant or contractor), or engage in activities or businesses, or establish any new businesses, within Asia, North America (including Mexico), Europe, or any country in which the Company is conducting business during the time of the Executive’s employment with the Company (the “Territory”) any business that is competitive with the business operated by the Company, including any activities or business engaged in the Company Business. Notwithstanding the foregoing, this Section 2.2 shall be deemed not breached solely as a result of the ownership by the Executive or any of his or her Affiliates of less than an aggregate of 2% of any class of stock that is subject to the periodic reporting requirements of the Securities Exchange Act of 1934, as amended, and is listed on a national securities exchange; provided that such ownership represents a passive investment and that the Executive is not a controlling person of, or a member of a group that controls, such entity. For purposes of this Agreement, the “Restricted Period” shall mean the shorter of (i) three (3) years from the date hereof and (ii) the Employment Term and one (1) year thereafter, to run consecutively, beginning on the last day of the Executive’s employment with the Company, regardless of the reason for the termination and whether employment is terminated at the option of the Executive or the Company and its Affiliates; provided, however, that to the extent the Executive is entitled to any severance payments following the Employment Term and the Company breaches its obligations to make any such severance payments, the Restricted Period shall terminate on written notice of such breach by the Executive to the Company.

(b) This Section 2.2 does not, in any way, restrict or impede the Executive from exercising protected rights to the extent that such rights cannot be waived by agreement or from complying with any applicable Law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the Law, regulation, or order. The Executive shall promptly provide written notice of any such order to the Chief Executive Officer or General Counsel (in the case of the Chief Executive Officer).

2.3 Non-Solicitation of Personnel; No Hire. During the Restricted Period, the Executive shall not, and shall cause each of his, her or its controlled Affiliates not to, and shall not assist any other Person to, directly or indirectly, (i) solicit, recruit or hire any employee, independent contractor or consultant of the Company and/or any of its Affiliates (“Company Employee”), or any Person who was an employee, independent contractor or consultant of the Company and/or its Affiliates at any time during the twelve (12) -month period before the Closing, and (ii) solicit or encourage any Company Employee to leave the employment of the Company or any of its Affiliates; provided, however, that, without limiting the restrictions against hiring, the provisions of this Section 2.3 shall not prevent the Executive or any of his, her or its Affiliates (not including the Company) from (a) making a general solicitation for employment that are not specifically targeted at the Company Employees or other employees of the Company or any of its Affiliates or (b) soliciting, inducing or otherwise offering employment to any Company Employees or other employees of the Company or any of its Affiliates who have not been employed with the Company and/or Purchaser during the previous six (6) months prior to any contact with any such employees initiated by the Executive or his, her or its Affiliates.

2.4 Non-Solicitation of Business Relations. The Executive understands and acknowledges that because of the Executive’s experience with and relationship to the Company and its Affiliates, the Executive will have access to and learn about much or all of the Company’s and its Affiliates’ Customer Information. “Customer Information” includes, but is not limited to, names, phone numbers, addresses, email addresses, order history, order preferences, chain of command, decision-makers, pricing information, and other information identifying facts and circumstances specific to the Company’s customers and relevant to the Company’s service offerings. The Executive understands and acknowledges that loss of customer relationship and/or goodwill may cause significant and irreparable harm. During the Restricted Period, the Executive shall not, and shall cause each of his or her controlled Affiliates not to, directly or indirectly, (i) adversely interfere with the relationship between the Company and any Material Business Relationship (as defined below), (ii) solicit, induce or attempt to induce (or assist any other Person in soliciting, inducing or attempting to induce), any Material Business Relationship to terminate its relationship with the Company, cease doing business with the Company or terminate or otherwise adversely modify its relationship with the Company, or (iii) acquire or attempt to acquire an interest in any Person or business in which, prior to the Closing, the Company or any of its Affiliates had either (a) requested or received information relating to the acquisition of such Person or business, (b) identified to Purchaser that such Person or business was a potential acquisition target of the Company, or (c) otherwise contemplated the acquisition of such Person or business. “Material Business Relationship” means any (x) material customer, supplier, licensee, licensor, franchisee of the Company or any of its Affiliates as of the Closing or at any time in the six (6)-month period prior to the Closing, or (y) any other Person with whom the Company or any of its Affiliates, as of the Closing or at any time in the six (6) month period prior to the Closing, had a material business relationship.

2.5 Non-Disparagement. From and after the date hereof, the Executive shall not, and shall cause each of his or her controlled Affiliates not to, make any intentionally negative, derogatory or disparaging statements or communications, either orally or in writing, regarding the Business, the Company and its Affiliates, or any director, manager, officer, agent, representative or direct or indirect equity holder of the Company or its Affiliates. Notwithstanding the foregoing, nothing in this Section 2.5 shall prevent the Executive from (i) performing his or her duties as an officer, director or employee of the Company, its successors-in-interest or its Affiliates, or (ii) making any truthful statement (A) necessary with respect to any Action involving this Agreement, including, but not limited to, the enforcement of this Agreement, in the forum in which such Action properly takes place or (B) required by Law or any judicial or administrative process.

3. Remedies.

The Executive acknowledges and agrees that (i) the covenants and agreements contained in Sections 1 and 2 (collectively the “Non-Competition and Related Covenants”) relate to matters that are of a special, unique and extraordinary value; (ii) the Company has one or more legitimate business interest justifying enforcement in full of the Non-Competition and Related Covenants, including for the protection of the goodwill of the business acquired by Purchaser pursuant to the Business Combination Agreement, and the Non-Competition and Related Covenants are reasonable and narrowly tailored to protect the compelling interests of Purchaser, the Company and the Business; (iii) a breach by the Executive of any of the Non-Competition and Related Covenants may result in irreparable harm and damages that may not be adequately compensated by a monetary award and, accordingly, the Company will be entitled to seek injunctive or other equitable relief to prevent or redress any such breach (without posting a bond or other security); (iv) pursuant to the Business Combination Agreement, the Executive will receive valuable consideration (including, as applicable, significant benefits, equity in Pubco, and other valuable consideration), both directly or indirectly, from Purchaser in connection with the Transactions; and (v) the Non-Competition and Related Covenants are intended to comply with the Laws of all jurisdictions that might be deemed to be applicable hereto and which restrict or otherwise limit the enforceability of a Contract that restrains a Person from engaging in a lawful profession, trade or business. Notwithstanding the foregoing, if the restrictions contained in Sections 1 and 2 shall be determined by any court of competent jurisdiction to be unenforceable by reason of their extending for too great a period of time or over too great a geographical area of by reason of their being too extensive in any other respect, such provisions shall be modified to be effective for the maximum period of time for which it may be enforceable and over the maximum geographical area as to which it may be enforceable and to the maximum extent in all other respects as to which it may be enforceable. Purchaser and the Executive hereby consent and agree to any such reformation of the restrictions to the maximum of enforceability as determined by any court of competent jurisdiction.

4. Miscellaneous.

4.1 For the avoidance of doubt, this Agreement shall not restrict the Executive from performing his or her duties as an officer, director or employee of the Company, its successors-in-interest or its Affiliates.

4.2 Severability. Should any provision of this Agreement be held by a court of competent jurisdiction to be enforceable only if modified, or if any portion of this Agreement shall be held as unenforceable and thus stricken, such holding shall not affect the validity of the remainder of this Agreement, the balance of which shall continue to be binding upon the parties with any such modification to become a part hereof and treated as though originally set forth in this Agreement. The parties further agree that any such court is expressly authorized to modify any such unenforceable provision of this Agreement in lieu of severing such unenforceable provision from this Agreement in its entirety, whether by rewriting the offending provision, deleting any or all of the offending provision, adding additional language to this Agreement, or by making such other modifications as it deems warranted to carry out the intent and agreement of the parties as embodied herein to the maximum extent permitted by Law. The parties expressly agree that this Agreement as so modified by the court shall be binding upon and enforceable against each of them. In any event, should one or more of the provisions of this Agreement be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provisions hereof, and if such provision or provisions are not modified as provided above, this Agreement shall be construed as if such invalid, illegal, or unenforceable provisions had not been set forth herein.

4.3 Signatures. This Agreement may be executed in separate counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument. This Agreement may be executed and delivered by electronic mail, and an electronic copy of this Agreement or of a signature of a party shall be effective as an original.

4.4 Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

4.5 Jurisdiction; Waiver of Jury Trial.

(a) Any Action based upon, arising out of or related to this Agreement or the transactions contemplated hereby may be brought exclusively in any federal or state court located in the City of New York, in the State of New York, and, in each case, appellate courts therefrom, and each of the parties hererto irrevocably submits to the exclusive jurisdiction of each such court in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of such Action shall be heard and determined only in any such court, and agrees not to bring any Action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party hereto to serve process in any manner permitted by Law or to commence legal proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 4.5(a).

(b) EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION ARISING OUT OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY (I) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SEEK TO ENFORCE THE FOREGOING WAIVER, AND (II) ACKNOWLEDGES THAT IT AND THE OTHER PARTY HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 4.5(b).

4.6 Amendments and Waivers. This Agreement may be modified only by a written instrument duly executed by each party hereto. No breach of any covenant or agreement shall be deemed waived unless expressly waived in writing by the party hereto who might assert such breach. No waiver of any right hereunder shall operate as a waiver of any other right or of the same or a similar right on another occasion. For the avoidance of doubt, no notice, consent or waiver purported to be on behalf of Purchaser or the Company shall be effective unless (i) provided by Purchaser prior to the Closing, or (ii) provided by the Company at the direction or with the approval of a majority of the independent members of the board of directors of the Company.

4.7 Section Headings. The headings of each Section, subsection or other subdivision of this Agreement are for reference only and shall not limit or control the meaning thereof.

4.8 Assignment. Neither this Agreement nor any right, remedy, obligation or liability arising hereunder or by reason hereof may be assigned by any party hereto without the prior written consent of the other parties hereto; provided, however, that Purchaser (or, after the Closing, the Company) may assign its rights hereunder, without the consent of the Executive, to any Person in connection with a merger or consolidation involving the Company (including any of its Subsidiaries) or other disposition of all or substantially all of the assets of the Company.

4.9 Notices. All notices, requests, demands and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given when received if personally delivered; when transmitted if transmitted by electronic or digital transmission method; the day after it is sent, if sent for next day delivery to a domestic address by recognized overnight delivery service (e.g., Federal Express); and upon receipt, if sent by certified or registered mail, return receipt requested, in each case to the parties at the following addresses or to other such addresses as may be furnished by one party to the others in accordance with this Section 4.9:

if to Purchaser or the Purchaser Representative:

Golden Star Acquisition Corporation

99 Hudson Street, 5th Floor

New York, New York, 10013

Attention: Chief Executive Officer

Email: ceo@goldenstarcorp.net

with a copy to (which shall not constitute notice):

Becker & Poliakoff, P.A.

45 Broadway, 17th Floor

New York, N.Y. 10006

Attention: Bill Huo, Esq.

Email: bhuo@beckerlawyers.com

Tel: (212) 599-3322

if to Pubco:

Gamehaus Holdings Inc.

5th Floor, Building 2, No. 500 Shengxia Road,

Pudong New Area, Shanghai

Attn: Ling Yan

Email: linda.yan@gamehaus.com

with a copy to (which shall not constitute notice) to:

Hunter Taubman Fischer & Li LLC

950 Third Avenue, 19th Floor

New York, NY 10022

Attn: Ying Li, Esq.

Email: yli@htflawyers.com

if to Gamehaus:

Gamehaus, Inc.

5th Floor, Building 2, No. 500 Shengxia Road,

Pudong New Area, Shanghai

Attn: Ling Yan

Email: linda.yan@gamehaus.com

with a copy to (which shall not constitute notice) to:

Hunter Taubman Fischer & Li LLC

950 Third Avenue, 19th Floor

New York, NY 10022

Attn: Ying Li, Esq.

Email: yli@htflawyers.com

if to the Executive:

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4.10 Effectiveness. This Agreement will become effective as of the Closing. If the Business Combination Agreement is terminated in accordance with its terms, this Agreement shall be null and void ab initio and the parties hereto shall have no rights, liabilities or obligations whatsoever hereunder.

4.11 Acknowledgement of Full Understanding. THE EXECUTIVE ACKNOWLEDGES AND AGREES THAT THE EXECUTIVE HAS FULLY READ, UNDERSTANDS AND VOLUNTARILY ENTERS INTO THIS AGREEMENT. THE EXECUTIVE ACKNOWLEDGES AND AGREES THAT THE EXECUTIVE HAS HAD AN OPPORTUNITY TO ASK QUESTIONS AND CONSULT WITH AN ATTORNEY OF THE EXECUTIVE’S CHOICE BEFORE SIGNING THIS AGREEMENT.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

PURCHASER:

GOLDEN STAR ACQUISITION CORPORATION

By:
Name:	Linjun Guo
Title:	Chief Executive Officer

Purchaser Representative:

By:
Name:
Title:

{Additional Signature on the Following Page}

[Signature Pages to Non-Competition and Non-Solicitation Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

Pubco:

Gamehaus Holdings Inc.

By:
Name:
Title:

Company:

Gamehaus, Inc.

By:
Name:
Title:

{Additional Signature on the Following Page}

[Signature Pages to Non-Competition and Non-Solicitation Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

EXECUTIVE:

Name:

[Signature Pages to Non-Competition and Non-Solicitation Agreement]

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